Exhibit 99.1

Release date: April 22, 2010	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
SECOND QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, APRIL 22, 2010 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the fiscal quarter ended March 31, 2010.  Net income for the Company’s fiscal 2010 second quarter was $15,931,000, or $0.53 per share, compared to $12,742,000, or $0.42 per share, for the second fiscal quarter a year ago.  The fiscal 2009 second quarter results included unusual charges of $0.11 per share, which primarily consisted of costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and asset adjustments.

Consolidated sales for the quarter ended March 31, 2010 were $200,866,000, compared to $197,362,000 in the same quarter a year ago.  The increase in sales for the current quarter was principally due to the impact of recent acquisitions and favorable changes in foreign currency exchange rates, partially offset by the effect on Memorialization unit volume of a decline in casketed death rates.  Operating profit for the three months ended March 31, 2010 was $27,118,000, compared to $23,439,000 for the second quarter last year.  Operating profit for the fiscal 2009 second quarter included approximately $4,900,000 (pre-tax) of the unusual charges noted above.  Changes in foreign currency values against the U.S. dollar were estimated to have a favorable impact of approximately $5,000,000 and $400,000, respectively, on the Company’s sales and operating profit compared to the quarter ended March 31, 2009.

Matthews International Corporation                                                                                       2 of 5                                                                April 22, 2010

Net income for the six months ended March 31, 2010 was $28,927,000, or $0.96 per share, compared to $24,031,000, or $0.79 per share, for the same period last year.  The year-to-date fiscal 2009 results included unusual charges of $0.25 per share, which primarily consisted of costs related to the consolidation of certain production operations within the Company’s Bronze segment, cost structure initiatives in certain of the Company’s other businesses and asset adjustments.  In addition, fiscal 2009 earnings included the favorable effect of a one-time adjustment of $0.03 per share to income tax expense recorded in the fiscal 2009 first quarter.  This adjustment related to the Company’s ability to utilize a European tax loss carryover generated in prior years.

Sales for the six months ended March 31, 2010 were $393,839,000, compared to $388,648,000 in the same period last year.  The increase in sales was principally attributable to the impact of recent acquisitions and favorable changes in foreign currency exchange rates, partially offset by the effect on Memorialization unit volume of a decline in casketed death rates.  Operating profit for the six months ended March 31, 2010 was $49,294,000, compared to $43,518,000 a year ago.  Fiscal 2009 operating profit included approximately $10,700,000 (pre-tax) of the unusual charges noted above.  Changes in foreign currency values against the U.S. dollar were estimated to have a favorable impact of approximately $11,300,000 and $1,000,000, respectively, on the Company’s year-to-date sales and operating profit compared to the six months ended March 31, 2009.

In discussing the results for the fiscal 2010 second quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“Our results for the fiscal 2010 second quarter reflected a continuation of challenging market conditions in all of our segments.  Excluding unusual charges from last year’s results, our earnings per share for the current quarter were relatively unchanged year-over-year.  Although our long-term objective is annual growth in profitability, these results were in line with our internal projections and demonstrated progress toward overall stabilization in many of our operations.  We have been encouraged by signs of recovery in several of our Brand Solutions businesses, which were tempered by the impact on our Memorialization businesses of a further decline in the casketed death rates.  Our current year’s results also reflected the benefit of the cost structure initiatives of fiscal 2009.  In addition, the results for the current year were achieved despite an increase in pension expense (non-cash) of approximately $0.03 per share for the quarter and $0.06 year-to-date over the comparable periods last year.

Matthews International Corporation                                                                                       3 of 5                                                                April 22, 2010

For the fiscal 2010 second quarter, reported sales for each of our Memorialization segments were higher than a year ago.  For the Bronze and Casket segments, acquisitions were the primary factor in the improvement.  Excluding acquisitions, sales for both of these businesses declined, reflecting a lower casketed death rate.  Based on available data, U.S. death rates were estimated to have declined approximately 4% compared to the same quarter a year ago, with the casketed death rate (non-cremation) estimated to have declined over 6%.  Second quarter sales for the Cremation segment increased over the prior year primarily as a result of growth in European equipment sales.

In our Brand Solutions Group, I am particularly pleased with the improvement in the operating results of our Marking Products segment for the second quarter, compared to a year ago.  This business has generally been more sensitive to changes in the economy, and we have seen a recent improvement in customer order rates.  Unfortunately, our Merchandising Solutions segment has not yet experienced a similar recovery, and several large projects from a year ago did not repeat in the current quarter.

Our Graphics Imaging segment reported higher sales for the fiscal 2010 second quarter, compared to the same quarter last year.  Sales growth in the segment’s German operations, combined with favorable changes in foreign currency rates, more than offset continued weakness in the U.S. and U.K. businesses.  In addition, the operating margins of Saueressig GmbH & Co. KG (acquired in May 2008) continued to grow as a result of their cost structure improvements.”

Mr. Bartolacci further stated:  “As our year-to-date results were generally in line with our internal expectations, we are re-affirming our earnings guidance for fiscal 2010.  We currently expect to achieve earnings per share at least equivalent to fiscal 2009, excluding unusual items.  We continue to remain cautious given the continued decline in casketed death rates, uncertain economic conditions and rising commodity costs.”

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.07 per share on the Company’s common stock for the quarter ended March 31, 2010.  The dividend is payable May 17, 2010 to stockholders of record May 3, 2010.

Matthews International Corporation                                                                                     4 of 5                                                      April 22, 2010

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; granite memorials; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, commodity costs, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                     5 of 5                                                      April 22, 2010

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In Thousands, except Share Data)
	Three Months Ended		Six Months Ended
	3/31/10	3/31/09	3/31/10	3/31/09
Sales	$200,866	$197,362	$393,839	$388,648
Operating Profit	27,118	23,439	49,294	43,518
Income before Taxes	25,482	20,216	46,816	36,532
Income Taxes	(9,187)	(7,388)	(16,865)	(12,424)
Net Income	16,295	12,828	29,951	24,108
Non-Controlling Interests	(364)	(86)	(1,024)	(77)
Net Income attributable to Matthews	$15,931	$12,742	$28,927	$24,031
Earnings per Share – Diluted	$0.53	$0.42	$0.96	$0.79
Weighted Average Shares	30,024,373	30,437,140	30,131,130	30,584,191